EXHIBIT 12

                          HASBRO, INC. AND SUBSIDIARIES
                 Computation of Ratio of Earnings to Fixed Charges
                          Quarter Ended March 31, 1996

                              (Thousands of Dollars)





Earnings available for fixed charges:
  Net earnings                                                      $ 24,365
  Add:
    Fixed charges                                                      8,621
    Income taxes                                                      14,744
                                                                     -------
      Total                                                         $ 47,730
                                                                     =======


Fixed Charges:
  Interest on long-term debt                                        $  2,317
  Other interest charges                                               2,589
  Amortization of debt expense                                            85
  Rental expense representative
   of interest factor                                                  3,630
                                                                     -------
      Total                                                         $  8,621
                                                                     =======

Ratio of earnings to fixed charges                                      5.54
                                                                     =======